UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

See Item 7.01 Regulation FD Disclosure, below.

Item 7.01  Regulation FD Disclosure

This filing corrects comparative 2006 Adjusted EBITDA in the third quarter 2007 earnings release for Century Casinos, Inc. (the “Company”).  This filing does not change any 2007 data in the earnings release.

On November 9, 2007, the Company issued an earnings release announcing its financial results for the third quarter ended September 30, 2007 (the “Release”) and held a conference call to discuss such financial results.

In the Release, the amount of pre-opening expenses included in the reconciliation of Adjusted EBITDA to net earnings for the three and nine months ended September 30, 2006 (the “Reconciliation”) incorrectly included interest charges and management fees, resulting in the overstatement of the 2006 Adjusted EBITDA numbers throughout the Release.  As a result, the actual increase in Adjusted EBITDA achieved when comparing the results for the three and nine months ended September 30, 2007 to the same periods in 2006 is greater than originally reported.

We incorrectly reported pre-opening expenses (excluding the interest charges and management fees) for the three and nine months ended September 30, 2006 in the Reconciliation as $602,000 and $2,115,000, respectively.  The correct amount of pre-opening expenses (excluding the interest charges and management fees) for the periods is $379,000 and $1,214,000, respectively.

For the three months and nine months ended September 30, 2006, we previously reported the Company’s Adjusted EBITDA as $4,200,000 and $10,562,000, respectively.  The corrected results for the periods are $3,977,000 and $9,661,000, respectively.

Based on the incorrect numbers we reported that the Company’s Adjusted EBITDA had increased by 40% and 50%, respectively for the three and nine months ended September 30, 2007 over the Adjusted EBITDA achieved in the same periods in 2006.  Based on the corrected numbers the Company’s Adjusted EBITDA increased by 48% and 64% when comparing these same periods.

For the three months and nine months ended September 30, 2006, we previously reported Century Casino and Hotel Central City, Colorado Adjusted EBITDA as $949,000 and $1,622,000, respectively.  The corrected result for the both periods is $829,000.

For the three months and nine months ended September 30, 2006, we previously reported Century Casino and Hotel Edmonton, Alberta, Canada Adjusted EBITDA as $103,000 and $108,000, respectively.  The corrected result for both periods is zero.

This filing corrects the amount of additional Adjusted EBITDA contributed to the Company by the new casinos in Central City, Colorado; Newcastle, South Africa; and Edmonton, Canada. We previously reported that the three new casinos contributed an additional $2,306,000 to Adjusted EBITDA for the three months ended September 30, 2007 and $7,286,000 for the nine months ended September 30, 2007.  The three new casinos actually contributed an additional $2,529,000 and $8,187,000, respectively to these periods.

As a result of the corrections, the following tables provided in the Release are adjusted and restated accordingly:

Century Casinos, Inc.
Adjusted EBITDA* by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Womacks Casino and Hotel (Cripple Creek)	$1,832	$2,067	$4,804	$4,947
Century Casino and Hotel (Central City)	1,769	829	3,902	829
Century Casino and Hotel (Edmonton)	1,503	-	3,651	-
The Caledon (Caledon)	1,886	1,795	5,317	5,631
Century Casino and Hotel (Newcastle)	693	607	2,756	1,293
Century Casino Millennium (Prague)	164	66	259	76
Cruise Ships	42	215	220	630
Corporate	(2,014)	(1,602)	(5,046)	(3,745)
Adjusted EBITDA*	$5,875	$3,977	$15,863	$9,661

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Womacks Casino and Hotel (Cripple Creek)	37%	44%	36%	39%
Century Casino and Hotel (Central City)	30%	18%	25%	18%
Century Casino and Hotel (Edmonton)	30%	-	27%	-
The Caledon (Caledon)	42%	41%	40%	41%
Century Casino and Hotel (Newcastle)	24%	32%	32%	33%
Century Casino Millennium (Prague)	23%	12%	14%	8%
Cruise Ships	6%	29%	11%	26%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	24%	23%	23%	25%

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Net Earnings (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Net Earnings	$1,949	$1,851	$4,532	$4,872
Minority interest	(170)	(301)	(822)	(900)
Interest income	(85)	(156)	(802)	(595)
Interest expense	1,649	1,320	5,280	1,777
Income tax expense (benefit)	27	(67)	655	394
Depreciation	1,987	1,293	6,310	2,998
Pre-opening expenses	-	379	-	1,214
Stock compensation expense	430	79	458	280
Impairments and other write-offs, net of (recoveries)	9	(420)	34	(405)
Loss (gain) on disposition of fixed assets	73	(1)	73	26
Other one-time items (1)	6	-	145	-
Adjusted EBITDA*	$5,875	$3,977	$15,863	$9,661
    (1) Other one-time items includes losses associated with thefts at certain of our properties of $6,000 and $145,000 for the three and nine months ended September 30, 2007, respectively.

The filing of this Form 8-K and the furnishing of the foregoing information pursuant to Item 2.02 and 7.01 do not mean that such information is material or that disclosure of such information is required.  The information provided in this Form 8-K shall be deemed to update and correct any oral or written disclosures made by the Company subsequent to the Release that relates to the information corrected herein.

The foregoing information is being furnished under Item 2.02 “Results of Operations and Financial Condition” and Item 7.01 Regulation FD Disclosure.  Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: February 15, 2008	By : /s/ Ray Sienko
Ray Sienko
Chief Accounting Officer